Exhibit 99

Gorman-Rupp Reports Fourth Quarter and Full-Year 2019 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--February 7, 2020--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2019.

Fourth Quarter 2019 Highlights

  Fourth quarter earnings per share were $0.32 compared to $0.36 per share for the fourth quarter of 2018
    Fourth quarter of 2019 included a favorable LIFO impact of $0.04 per share
    Fourth quarter of 2018 included a special cash bonus paid to all employees of $0.04 per share and an unfavorable LIFO impact of $0.03 per share
  Net sales decreased 9.0% or $9.3 million compared to the fourth quarter of 2018
  Fourth quarter incoming orders increased 2.7% compared to the fourth quarter of 2018 and increased 3.3% compared to the third quarter of 2019

Net sales for the fourth quarter of 2019 were $93.7 million compared to net sales of $103.0 million for the fourth quarter of 2018, a decrease of 9.0% or $9.3 million. Domestic sales decreased 10.3% or $7.3 million and international sales decreased 6.3% or $2.0 million compared to the same period in 2018.

Sales in our water markets decreased 10.2% or $7.2 million in the fourth quarter of 2019 compared to the fourth quarter of 2018. Sales in the construction market decreased $3.8 million driven primarily by softness in oil and gas drilling activity, and sales in the municipal market decreased $2.8 million driven primarily by lower shipments of pumps for water supply. In addition, sales in the fire protection, agriculture and repair markets decreased a total of $0.6 million.

Sales in our non-water markets decreased 6.6% or $2.1 million in the fourth quarter of 2019 compared to the fourth quarter of 2018. Sales in the OEM market decreased $0.9 million due to lower product sales across several applications. In addition, sales in the industrial market decreased $0.6 million due primarily to a large order in 2018 for a mining project, and sales in the petroleum market decreased $0.6 million driven primarily by reduced demand from midstream oil and gas customers.

International sales were $30.4 million in the fourth quarter of 2019 compared to $32.4 million in the same period last year and represented 32% of total sales in both years. The decrease in international sales was across most of the markets the Company serves.

Gross profit was $25.4 million for the fourth quarter of 2019, resulting in gross margin of 27.1%, compared to gross profit of $26.5 million and gross margin of 25.7% for the same period in 2018. Gross margin improved 140 basis points due principally to a favorable LIFO impact of 240 basis points and lower material costs of 150 basis points. Partially offsetting these items was loss of leverage on fixed labor and overhead from lower sales volume compared to the fourth quarter of 2018. The LIFO impact on gross margin was positive in the fourth quarter of 2019 due to lower inventory levels as compared to amounts in inventory at December 31, 2018.

Selling, general and administrative (“SG&A”) expenses were $15.3 million and 16.4% of net sales for the fourth quarter of 2019 compared to $15.8 million and 15.4% of net sales for the same period in 2018. The fourth quarter of 2018 included a special cash bonus paid to all employees in connection with the U.S. Tax Cuts and Jobs Act (“Tax Act”) of $1.3 million or 130 basis points. Excluding this special cash bonus, SG&A expenses as a percentage of sales increased 230 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $10.0 million for the fourth quarter of 2019, resulting in an operating margin of 10.7%, compared to operating income of $10.7 million and operating margin of 10.4% for the same period in 2018. The fourth quarter of 2018 included a special cash bonus paid to all employees in connection with the Tax Act of $1.3 million or 130 basis points. Excluding this special cash bonus, operating margin decreased 100 basis points primarily as a result of loss of leverage from lower sales volume and higher healthcare costs, partially offset by a favorable LIFO impact in 2019.

Net income was $8.3 million for the fourth quarter of 2019 compared to $9.5 million in the fourth quarter of 2018, and earnings per share were $0.32 and $0.36 for the respective periods. Earnings per share for the fourth quarter of 2019 included a favorable LIFO impact of $0.04 per share. Earnings per share for the fourth quarter of 2018 included a special cash bonus paid to all employees of $0.04 per share and an unfavorable LIFO impact of $0.03 per share.

Net sales for 2019 were $398.2 million compared to $414.3 million for 2018, a decrease of 3.9% or $16.1 million. Domestic sales increased 1.3% or $3.5 million while international sales decreased 13.8% or $19.6 million compared to 2018. Of the total decrease in net sales during 2019, $2.9 million was due to unfavorable currency translation.

Sales in our water markets decreased 4.1% or $11.7 million in 2019 compared to 2018. Sales in the municipal market increased $3.7 million due primarily to large volume custom pumps for flood control, and sales in the repair market increased $0.4 million. This increase was offset by decreased sales in the fire protection market of $9.6 million driven primarily by softness in international markets and decreased sales in the construction market of $4.2 million driven primarily by softness in the upstream oil and gas activity. In addition, sales in the agriculture market decreased $2.0 million.

Sales in our non-water markets decreased 3.5% or $4.4 million in 2019 compared to 2018. Sales in the petroleum market increased $1.7 million driven primarily by midstream and downstream oil and gas customers. This increase was offset by decreased sales in the industrial market and OEM market of $4.4 million and $1.7 million, respectively, due primarily to reduced capital spending related to oil and gas.

International sales were $122.9 million in 2019 compared to $142.5 million in 2018 and represented 31% and 34% of total sales for the Company, respectively. International sales decreased most notably in the fire protection, construction and municipal markets.

Gross profit was $102.7 million for 2019, resulting in gross margin of 25.8%, compared to gross profit of $109.9 million and gross margin of 26.5% for 2018. Gross margin decreased 70 basis points largely as a result of loss of leverage on fixed labor and overhead from lower sales volume, and higher healthcare costs of 50 basis points. Partially offsetting these items was a favorable LIFO impact of 130 basis points compared to 2018.

SG&A expenses were $58.8 million and 14.8% of net sales for 2019 compared to $59.3 million and 14.3% of net sales for 2018. In 2018, a special cash bonus paid to all employees impacted SG&A expenses by $1.3 million or 30 basis points. Excluding this special cash bonus, SG&A expenses increased slightly by 1.4% or $0.8 million and increased 80 basis points as a percentage of sales primarily as a result of loss of leverage from lower sales volume.

Operating income was $43.8 million for 2019, resulting in an operating margin of 11.0%, compared to operating income of $50.6 million and operating margin of 12.2% for 2018. In 2018, a special cash bonus paid to all employees reduced operating income by $1.3 million and operating margin by 30 basis points. Excluding this special cash bonus, operating margin decreased 150 basis points primarily as a result of loss of leverage from lower sales volume and higher healthcare costs, partially offset by a favorable LIFO impact.

Net income was $35.8 million for 2019 compared to a record $40.0 million in 2018, and earnings per share were $1.37 for 2019 and $1.53 for 2018. In 2019, earnings benefited from a favorable LIFO impact of $0.04 per share. In 2018, earnings were reduced by an unfavorable LIFO impact of $0.12 per share, noncash pension settlement charges of $0.08 per share and a special cash bonus paid to all employees of $0.04 per share.

The Company’s effective tax rate increased to 21.2% for the fourth quarter of 2019 from 16.9% for the fourth quarter of 2018. The effective tax rate for the fourth quarter of 2018 benefited from the timing related to certain items associated with the enactment of the Tax Act. The Company’s effective tax rate was 20.7% for 2019 compared to 20.5% for 2018.

The Company’s backlog of orders was $105.0 million at December 31, 2019 compared to $113.7 million at December 31, 2018, a decrease of 7.7%. Incoming orders declined 6.2% for the full year. However, incoming orders for the fourth quarter of 2019 increased 2.7% compared to the fourth quarter of 2018.

Capital expenditures for 2019 were $10.9 million and consisted primarily of machinery and equipment. Capital expenditures for 2020 are planned to be in the range of $15-$18 million.

Jeffrey S. Gorman, Chairman, President and CEO commented, “Our modest sales decline in 2019 was primarily the result of uncertainty in international markets along with a slowdown in capital spending for the oil and gas marketplace. Although we had to absorb tariff surcharges on some of our purchased components, good controls around SG&A spending resulted in a solid year from an earnings standpoint.

For 2020 we believe both domestic spending for industrial products and international markets will remain somewhat challenging. On the brighter side, we anticipate pump sales for municipal and flood control applications should be more positive. Additional spending on domestic infrastructure could also be beneficial to us.

As we enter a new decade, our outlook remains positive for the future. Although the fluid handling market is mature in nature, exciting opportunities exist in the way pumps are engineered, packaged, and controlled for higher efficiency.

We continue to look for acquisitions that will supplement our growth for new and existing products and markets. Our strong balance sheet and positive cash flow are advantages should the right acquisition opportunities arise.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials, and our ability to mitigate cost increases through selling price adjustments; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net sales	$93,692	$103,010	$398,179	$414,334
Cost of products sold	68,314	76,487	295,504	304,413

Gross profit	25,378	26,523	102,675	109,921

Selling, general and administrative expenses	15,330	15,847	58,835	59,282

Operating income	10,048	10,676	43,840	50,639

Other income (expense), net	534	746	1,326	(323)

Income before income taxes	10,582	11,422	45,166	50,316
Income taxes	2,244	1,934	9,351	10,337

Net income	$8,338	$9,488	$35,815	$39,979

Earnings per share	$0.32	$0.36	$1.37	$1.53

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$80,555	$46,458
Accounts receivable, net	65,433	67,714
Inventories, net	75,997	87,387
Prepaid and other	5,680	7,127

Total current assets	227,665	208,686

Property, plant and equipment, net	111,779	113,493

Other assets	8,320	5,101

Prepaid pension benefits	-	4,817

Goodwill and other intangible assets, net	34,996	36,185

Total assets	$382,760	$368,282

Liabilities and shareholders' equity
Accounts payable	$16,030	$16,678
Accrued liabilities and expenses	29,465	31,787

Total current liabilities	45,495	48,465

Pension benefits	1,040	-

Postretirement benefits	24,453	21,853

Other long-term liabilities	3,894	4,832

Total liabilities	74,882	75,150

Shareholders' equity	307,878	293,132

Total liabilities and shareholders' equity	$382,760	$368,282

Shares outstanding	26,067,502	26,117,045

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC